SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material under Rule 14a-12.

                                 GLOBALNET, INC.
       -------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
       -------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

                                                        Filed by GlobalNet, Inc.
                                       Pursuant to Rule 425 under the Securities
                                           Act of 1933 and deemed filed pursuant
                                             to Rule 14a-12 under the Securities
                                                            Exchange Act of 1934
                                                Subject Company: GlobalNet, Inc.
                                                     Commission File No. 0-27569


================================================================================

      In response to inquiries from the holders of GlobalNet, Inc. (OTC: GBNE) Common Stock with respect to the pending merger of a wholly owned subsidiary of The Titan Corporation (NYSE: TTN) with and into GlobalNet, the following response was provided by GlobalNet:

      The Exchange Ratio will be determined based upon the Titan Average Trading Price for the 20-consecutive trading day period ending on the fifth trading day prior to GlobalNet's meeting of shareholders to vote on approval of the Merger Agreement.

      Due to the fixed value collar and the floating Exchange Ratio, the actual market value of each share of Titan Common Stock delivered to holders of GlobalNet Common Stock in the Merger may be lower than the value of Titan Common Stock used to determine the Exchange Ratio.

      Therefore, if the Titan Average Trading Price is equal to or higher than $25.625, but not in excess of $27.625, the Exchange Ratio will fluctuate inversely in relation to the Titan Average Trading Price. At Titan Average Trading Prices within the foregoing $25.625 to $27.625 range, the number of shares of Titan Common Stock to be issued in the Merger for each outstanding share of GlobalNet Common Stock will progressively increase in relation to lower Titan Average Trading Prices, and will progressively decrease in relation to higher Titan Average Trading Prices.

      However, at any Titan Average Trading Price lower than $25.625, but higher than $20.125, the Exchange Ratio will be determined using a fixed $25.625 Titan Average Trading Price. Therefore, at all Titan Average Trading Prices that are within the foregoing $20.125 to $25.625 range, the number of shares of Titan Common Stock to be issued in the Merger for each outstanding share of GlobalNet Common Stock will not progressively increase in relation to lower Titan Average Trading Prices. Instead, it will be determined using $25.625 as the Titan Average Trading Price. This means that GlobalNet's stockholders would receive Merger consideration having an actual lower aggregate value than otherwise would be the case if the Exchange Ratio was not fixed and continued to progressively increase in relation to decreases in the Titan Average Trading Price.

      The Merger Agreement states that if the Titan Average Trading Price is lower than $20.125, GlobalNet can terminate the Merger Agreement, unless Titan resets the Exchange Ratio using an implied $20.125 Titan Average Trading Price so that holders of GlobalNet Common Stock can receive a larger number of shares of Titan Common Stock. If the Titan Average Trading Price was lower than $20.125 and Titan reset the Exchange Ratio using $20.125 as the Titan Average Trading Price, holders of GlobalNet Common Stock would still receive Merger consideration having an actual lower aggregate value than they would have received if the

Exchange Ratio continued to progressively increase in relation to decreases in the Titan Average Trading Price.

      The closing sale price per share of Titan's Common Stock as reported on the New York Stock Exchange, Inc. Composite Transactions on January 17, 2002 was $21.860. The Exchange Ratio will not be determined, however, until the Titan Average Trading Price is calculated. Accordingly, whether GlobalNet would have the right to terminate the Merger Agreement and Titan would reset the Exchange Ratio, to the extent the Titan Average Trading Price was lower than $20.125, would only be determined after the 20-consecutive trading day period has expired.

      You should realize that if the Merger Agreement was terminated for any reason other than due to Titan's breach, all borrowings outstanding under the Note Purchase Agreement would become due and payable not later than 30 days after such termination.

ADDITIONAL INFORMATION:

      In connection with the merger, GlobalNet will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the proxy statement carefully and in its entirety when it becomes available, together with all other relevant documents filed by GlobalNet with the SEC, because such documents will contain important information. You will be able to obtain these documents free of charge at the web site maintained by the SEC at WWW.SEC.GOV. In addition, you can obtain documents filed by GlobalNet with the SEC free of charge by requesting them in writing from GlobalNet at: 1919 South Lombard Avenue, Suite 125-D, Lombard, Illinois 60148, Attention: Investor Relations, or by telephone at (630) 652-1300.

      GlobalNet and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from GlobalNet's shareholders in connection with the merger. Information about the directors and executive officers of GlobalNet and their ownership of GlobalNet's shares is set forth in GlobalNet's proxy statement for its 2001 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the merger with Titan when it becomes available.

INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION. FOR FURTHER INFORMATION CONTACT:

Pere Valles                            Julie MacMedan
Chief Financial Officer                PondelWilkinson MS&L
(630) 652-1330                         (310) 207-9300
email: pvalles@gbne.net                email: jmacmedan@pondel.com

Website: www.gbne.net


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